EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ESCO Technologies Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated November 29, 2017, on the effectiveness of internal control over financial reporting as of September 30, 2017, contains an explanatory paragraph that states the Company acquired NRG Systems, Inc. (NRG) and the assets of Morgan Schaffer Inc. (Morgan Schaffer) and Vanguard Instruments Company (Vanguard Instruments) during the year ended September 30, 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2017, NRG’s, Morgan Schaffer’s, and Vanguard Instruments’ internal control over financial reporting associated with total assets representing 11.6 percent of consolidated assets, and total net sales representing 3.6 percent of consolidated net sales, included in the consolidated financial statements of ESCO Technologies Inc. and subsidiaries as of and for the year ended September 30, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of NRG, Morgan Schaffer, and Vanguard Instruments.

/s/ KPMG LLP

St. Louis, Missouri

February 14, 2018